UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

LIBERTY ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54596
(Commission File Number)

205024859
(IRS Employer Identification No.)

Two Allen Center, Suite 1600, 1200 Smith Street, Houston, Texas, 77002

(Address of principal executive offices and Zip Code)

(713) 353-4700

Registrant's telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 2.01 Item 3.02	Entry into Material Definitive Agreement Completion of Acquisition or Disposition of Assets Unregistered Sales of Equity Securities

On February 22, 2012, Liberty Energy Corp. (“we”, “us”, “our”) entered into and closed a lease acquisition agreement with Langold Enterprises Limited pertaining to certain interests in oil and gas properties in Bastrop, Caldwell and Eastland Counties, Texas. The interests which were assigned to us are three year leases to the following properties:

•

A 100% working interest in 2 separate properties equalling approximately 300 acres of exploration property located in Bastrop Town Tract, Abstract No. 11, Bastrop County, TX and the T. J. Hardeman Survey A 203, in Bastrop County, Texas.

•

A 100% working interest in 5 separate properties equalling approximately 622 acres of exploration property located in Sampson Connell Survey, A-63, Caldwell County, TX, the G. W. James Survey, Caldwell County, TX, the Jasper Gilbert Survey, Caldwell County, TX and the A100 Evans, Wistar, Caldwell County, TX.

•

A 100% working interest in a property equalling approximately 112 acres of exploration property located in the N. W. 1/4 of Section 24, Block 2, H & C. R. R. Co., Survey, Eastland County, TX.

•

A 100% working interest in an approximately 5 acre oil and gas property called the Dillon Hall property located in the Gerron Hinds League in Caldwell County, Texas. The Dillon Hall property is not currently producing, and though it holds an existing well, that well requires a work-over to be put back into production.

In consideration for the above leases we issued 24,155,435 restricted shares of our common stock to Langold, a non-US shareholder.  These shares were issued without a prospectus, in reliance on exemptions from registration found in Regulation S of the Securities Act of 1933, as amended.

A copy of the Assignment Agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits
10.1	Lease Assignment Agreement with Langold Enterprises Limited dated February 22, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY ENERGY CORP.

/s/ Ian Spowart

Ian Spowart

President and Director

Dated:  February 24, 2012